Contact:

Robert Van Buskirk

President and Chief Executive Officer

Sirenza Microdevices, Inc.

(303) 327-3192

ir@sirenza.com

FOR IMMEDIATE RELEASE

Sirenza Microdevices Reports Third Quarter 2005 Results

BROOMFIELD, Colo.--October 26, 2005--Sirenza Microdevices, Inc. (NASDAQ:SMDI), a leading designer and supplier of high-performance radio frequency (RF) components for communications equipment manufacturers, today reported its financial results for the third quarter ended September 30, 2005.

Third Quarter Financial Highlights

  Sequential net revenue growth of 13% to a record quarterly net revenue of $17.2 million
  Gross margin of 46% versus 43% for the second quarter
  Earnings of $0.03 per diluted share versus a sequential loss per share of $(0.01) per basic and diluted share
  Earnings of $0.05 per diluted share on a pro forma basis versus second quarter pro forma earnings of $0.01 per diluted share
  Cash flow from operations of $3.0 million; eight consecutive quarters of positive cash flow from operations

Third Quarter Strategic Highlights

  Accelerated volume production shipments of Ultra Low Profile (ULP) antenna for Sirius Satellite Radio
  Expanded the application of the ULP antenna to Sirius "Plug & Play" portable radios, including the car docking kit for the recently announced S50 Wearable Satellite Radio with MP3.
  Announced release of the first in a new family of Phase-Locked Loop Synthesizer Modules targeting WiMAX (802.16) access point applications.
  Announced high performance linear power amplifier integrated circuits (ICs) for WiMAX applications, providing customers price and performance advantages needed for next generation wireless systems.
  Awarded two U.S. patents to significantly improve the overall performance and linearity of broadband RF amplifier ICs in a wide range of wireless applications.
  Shipped more than 100 million silicon germanium (SiGe) high-performance RF IC products since the introduction of our SiGe product lines.
  Named One of the Fastest Growing Technology Companies in Deloitte's Colorado Technology Fast 50 Program.

Sirenza's third quarter net revenues were $17.2 million, compared with $15.3 million for the second quarter of 2005 and with $16.7 million for the third quarter of 2004.

The company's third quarter net income was $1.2 million, or earnings of $0.03 per diluted share. This compared sequentially with a net loss of $531,000, or a loss of $(0.01) per basic and diluted share, and year-over-year with net income of $1.8 million, or earnings of $0.05 per diluted share.

Excluding the effects of the charges detailed in the reconciliation of pro forma to GAAP results included with this press release, Sirenza's pro forma net income for the third quarter was $1.9 million, or $0.05 per diluted share. This compared sequentially with pro forma net income of $423,000, or $0.01 per diluted share, and year-over-year with pro forma net income of $2.1 million, or $0.06 per diluted share.

"The third quarter was a very successful quarter for Sirenza; our financial results exceeded our expectations for revenue and cash flow as we achieved significant sequential growth in revenue, earnings and cash flow from operations," said Robert Van Buskirk, president and chief executive officer of Sirenza Microdevices. "We also made excellent progress on our key strategic goals of execution and diversification, as evidenced by the sequential improvement in our gross margin and sequential reduction in operating expenses, in addition to the acceleration of our satellite radio antenna shipments and the introduction of high performance RF components for emerging markets such as WiMAX," added Van Buskirk. "For our full 2005 fiscal year, we continue to anticipate year-over-year revenue growth, positive earnings and positive cash flow from operations. We remain confident in our ability to execute, diversify and grow our business in a variety of global end markets."

Sirenza's third quarter 2005 gross margin of 46% compared with 43% sequentially and with 51% a year earlier. In the aggregate, the company's research and development, sales and marketing, and general and administrative expenses for the third quarter of 2005 were $6.2 million, compared with $6.6 million sequentially and with $6.4 million a year ago.

At September 30, 2005, Sirenza's total assets were $57.9 million, including cash and cash equivalents, restricted cash and short-term investments of $16.3 million. Unrestricted cash and investments totaled $15.5 million.

For the nine months ended September 30, 2005, Sirenza's net revenues were $44.7 million, compared with $46.2 million for the same period a year earlier.

Sirenza's net loss for the nine months ended September 30, 2005 was $1.2 million, or a loss of $0.03 per basic and diluted share. Net loss for the first nine months under GAAP compared year-over-year with net income of $2.9 million, or earnings of $0.08 per diluted share.

Excluding the effects of the charges detailed in the reconciliation of pro forma to GAAP results included with this press release, Sirenza's pro forma net income for the nine months of 2005 was $1.1 million, or earnings of $0.03 per diluted share. This compared with pro forma net income of $4.1 million, or earnings of $0.11 per diluted share, for the same period of 2004.

Use of Non-GAAP Financial Measures

In keeping with its historical financial reporting practices, Sirenza believes that the supplemental presentation of net income calculations excluding the effects of charges for the amortization of acquisition-related intangible assets, compensation expenses related to employee equity awards, costs related to a litigation settlement, restructuring charges, the write-off of deferred equity financing costs, expenses related to abandoned merger and acquisition activities, amortization of deferred stock compensation and relocation and related expenses provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events. Readers are cautioned not to view pro forma results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP results with pro forma results for the third quarters and first nine-month periods of 2005 and 2004, respectively, and the second quarter of 2005 in the financial statements below.

Third Quarter Teleconference and Webcast

Sirenza management plans to host a teleconference at 2:45 p.m. MT / 4:45 p.m. ET today to discuss the company's third quarter 2005 financial result and its current outlook for the fourth quarter of 2005. This teleconference will be webcast live for the general public. For more information, please visit the Investor Relations page of Sirenza's website at www.sirenza.com. The teleconference webcast will be archived on this site for one year, until October 26, 2006, and a telephonic replay will be available at (800) 405-2236, conference ID number 11041465#, for one week, until November 2, 2005.

Also available on the Investor Relations page of Sirenza's website will be additional information to support the reconciliation of estimates of GAAP and pro forma financial results for the fourth quarter of 2005 to be presented by the company in today's teleconference.

Sirenza Microdevices, Inc.

Sirenza Microdevices is a leading designer of high performance radio frequency (RF) components and an ISO 9001:2000 Quality Management System and ISO 14001:2004 Environmental Management System certified (registered by QMI) supplier to the commercial communications and aerospace and defense (A&D) equipment markets.  Sirenza's IC and multi-chip module (MCM) product lines include amplifiers, power amplifiers, transceivers, tuners, discrete devices, RF signal processing components, signal source components, government and military specified components, and antennae and receivers for satellite radio. Sirenza is headquartered in Broomfield, Colorado, with design centers throughout the U.S.  Detailed product information may be found on Sirenza's website at www.sirenza.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events or results, including statements regarding Sirenza's anticipation of year-over-year revenue growth, positive net income and positive cash flow from operations for its full year 2005, and its confidence in its ability to execute, diversify and grow our business in a variety of global end markets. Sirenza cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to: lower than expected demand for Sirenza's products at major OEMs as the result of industry consolidation or otherwise; lower than expected demand for RF components or broadband products in general or satellite radio antennae products in particular; possible delays by Sirenza's customers in the implementation of next-generation equipment or the introduction of new products; Sirenza's ability to successfully develop and release new products which meet customer demands and the acceptance and deployment of those products by Sirenza's intended customers; lower than expected OEM demand for increasing levels of integration; exertion of downward pressure on the pricing of Sirenza's components; product quality, performance and reliability problems that may disrupt Sirenza's business and harm its financial condition and results of operations; Sirenza's lack of market knowledge relative to other participants in new markets into which it has or may diversify; claims from time to time relating to the infringement of third-party proprietary rights, which even if not meritorious, could result in costly litigation, divert management's attention, prevent sales of Sirenza products or require it to enter into royalty or license agreements or pay damages; changes in the expected mix of sales of products between Sirenza's business divisions and within those divisions; lower-margin sales, such as sales of satellite radio antennae products, MCM products, and certain sales to higher-volume OEMs, increasing as a percentage of Sirenza's overall sales; Sirenza's ability to successfully differentiate itself from competitors in its markets; Sirenza's reliance on third parties for outsourced manufacturing, packaging and test services and supply; Sirenza's ability to successfully integrate the assets, personnel, operations and engineering teams and processes of any acquisitions with Sirenza; and/or Sirenza's ability to realize expected synergies of any acquisitions and the envisioned benefits to Sirenza. Each and all of these factors could be due to overall general economic or telecommunications market conditions, conditions in the commercial communications, consumer or A&D markets or any segment thereof, or otherwise. Additional factors include the possible underutilization of Sirenza's manufacturing facilities, whether as a result of the factors described above or otherwise. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in Sirenza's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission in August 2005 and March 2005, respectively. Sirenza expressly disclaims any current intention to update its forward-looking statements, and the estimates and assumptions associated with them, at any time or for any reason.

NOTE: Sirenza Microdevices® and the Sirenza logo are trademarks of Sirenza Microdevices, Inc. All other trademarks are property of their respective owners.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Net revenues	$ 17,234	$ 16,737	$ 44,668	$ 46,191
Cost of revenues	9,344	8,219	24,852	23,607
Gross profit	7,890	8,518	19,816	22,584
Operating expenses:
Research and development	2,499	2,337	7,873	6,777
Sales and marketing	1,793	1,913	5,496	5,883
General and administrative	1,928	2,174	6,292	5,938
Amortization of deferred stock compensation	--	--	--	3
Amortization of acquired intangible assets	465	354	1,395	1,165
Restructuring	89	(98)	56	(98)
Total operating expenses	6,774	6,680	21,112	19,668
Income (loss) from operations	1,116	1,838	(1,296)	2,916
Interest and other income (expense), net	108	71	47	140
Income (loss) before taxes	1,224	1,909	(1,249)	3,056
Provision for (benefit from) income taxes	70	86	(29)	135
Net income (loss)	$ 1,154	$ 1,823	$ (1,220)	$ 2,921

Basic net income (loss) per share	$ 0.03	$ 0.05	$ (0.03)	$ 0.08
Diluted net income (loss) per share	$ 0.03	$ 0.05	$ (0.03)	$ 0.08

Shares used to compute basic net income (loss) per share	35,958	34,696	35,714	34,446
Shares used to compute diluted net income (loss) per share	37,797	37,384	35,714	37,270

Sirenza Microdevices, Inc.
Reconciliation of GAAP Results with Management-Adjusted Results
(In thousands, except per-share data)
(Unaudited)

The following table reconciles the company's net income (loss) as reported under accounting principles generally accepted in the United States (GAAP) with net income as adjusted by the items detailed below and presented in the news release and associated teleconference. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Net income (loss) as reported under GAAP	$ 1,154	$ (531)	$ 1,823	$ (1,220)	$ 2,921

Amortization of acquisition-related intangible assets	465	465	354	1,395	1,165
Restructuring	89	(33)	(98)	56	(98)
Costs associated with abandoned merger and acquisition activities	--	275	--	275	--
Write-off of deferred equity financing costs	99	--	--	314	--
Compensation expense related to employee equity awards	60	46	--	125	--
Amortization of deferred stock compensation	--	--	--	--	3
Relocation and related expenses	--	--	--	--	67
Litigation Settlement	--	201	--	201	--
Pro forma net income	$ 1,867	$ 423	$ 2,079	$ 1,146	$ 4,058

Pro forma net income per share
Basic	$ 0.05	$ 0.01	$ 0.06	$ 0.03	$ 0.12
Diluted	$ 0.05	$ 0.01	$ 0.06	$ 0.03	$ 0.11

Shares used to compute pro forma
net income per share
Basic	35,958	35,722	34,696	35,714	34,446
Diluted	37,797	37,461	37,384	37,727	37,270

SIRENZA MICRODEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash	$ 6,505	$ 2,440
Short-term investments	8,964	8,000
Accounts receivable	10,075	10,968
Inventories	8,756	8,496
Other assets	1,148	674
Total current assets	35,448	30,578
Net property, plant and equipment	6,408	8,273
Investment in GCS	3,065	3,065
Acquisition-related intangibles, net	5,526	6,921
Goodwill	6,417	5,631
Other assets	1,004	1,426
Total assets	$ 57,868	$ 55,894

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 4,731	$ 3,136
Accrued liabilities	4,156	3,040
Deferred margin on distributor inventory	818	1,069
Accrued restructuring	142	518
Accrued acquisition costs	--	779
Other liabilities	242	56
Total current liabilities	10,089	8,598

Total long-term liabilities	450	18

Stockholders' equity	47,329	47,278
Total liabilities and stockholders' equity	$ 57,868	$ 55,894

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